Exhibit 23.2

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)
Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 8, 2022, relating to the consolidated financial statements of Nova LifeStyle, Inc and its subsidiaries (collectively the “Company”), which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.
Hong Kong, China
December 15, 2023